Exhibit 99

PRESS RELEASE

Scripps reports May revenue, statistics

(NYSE: SSP)

For immediate release

June 14, 2006

CINCINNATI – The E. W. Scripps Company today reported May revenue and statistics for its Scripps Networks, newspaper and broadcast television station operating divisions.

At Scripps Networks revenue was up 15 percent to $97.3 million in May compared with the same month a year ago.

May advertising revenue at Scripps Networks was up 12 percent and affiliate fee revenue increased 23 percent. Scripps Networks includes the company’s portfolio of national cable and satellite television networks, including HGTV, Food Network, DIY Network, Fine Living and Great American Country (GAC).

HGTV and Food Network can be seen in about 90 million and 89 million U.S. television households, respectively. DIY Network reaches about 37 million households and Fine Living can be seen in about 38 million households. GAC reached 41 million U.S. households in May.

At the company’s newspapers, total revenue was down 2.8 percent to $59.6 million. Newspaper advertising revenue was down 1.4 percent during May. The change in May newspaper revenue includes the effect of having four Sundays in the month compared with five in the same month a year ago.

Taking into account the relative year-over-year unevenness of the April and May reporting periods, newspaper revenue for the two months combined was up 4.7 percent compared to the same two-month period last year. Newspaper advertising revenue for the two-month period was up 6.3 percent, year over year.

Broken down by category, newspaper advertising revenue during May was:

•	Local, down 3.2 percent to $13.6 million.

•	Classified, down 2.0 percent to $19.2 million.

•	National, down 12 percent to $3.1 million.

•	Preprint, online and other, up 4.7 percent to $12.6 million.

At the company’s broadcast television stations, May revenue was up 9.5 percent to $31.7 million. Broken down by category, broadcast television revenue was:

•	Local, up 9.8 percent to $20.4 million.

•	National, up 6.9 percent to $9.9 million.

•	Political, $700,000 compared with $100,000 in the year-ago period.

For competitive reasons, Scripps does not report monthly revenue and statistics for its interactive media division, which includes online search and price comparison services Shopzilla and uSwitch. The company reports revenue from the interactive media division on a quarterly basis.

About Scripps

The E. W. Scripps Company (NYSE: SSP) is a diverse and growing media enterprise with interests in national cable networks, newspaper publishing, broadcast television stations, electronic commerce, interactive media, and licensing and syndication.

The company’s portfolio of media properties includes: Scripps Networks, with such brands as HGTV, Food Network, DIY Network, Fine Living, Great American Country and HGTVPro; daily and community newspapers in 18 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service; 10 broadcast TV stations, including six ABC-affiliated stations, three NBC affiliates and one independent; leading online search and comparison shopping services, Shopzilla and uSwitch; and United Media, a leading worldwide licensing and syndication company that is the home of PEANUTS, DILBERT and approximately 150 other features and comics.

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Contact: Tim Stautberg, The E. W. Scripps Company, 513-977-3826

Email: stautberg@scripps.com

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: May	The E.W. Scripps Company
Report date: June 14, 2006	513-977-3826

REVENUE AND STATISTICAL SUMMARY FOR SELECTED OPERATING SEGMENTS

	May			Year-to-date
( amounts in millions, unless otherwise noted )	2006	2005	%	2006	2005	%
SCRIPPS NETWORKS
Operating Revenues
Advertising	$79.5	$70.7	12.4%	$342.2	$295.4	15.8%
Affiliate fees, net	16.6	13.5	23.1%	80.8	68.1	18.5%
Other	1.2	0.6		4.4	2.6	68.0%

Scripps Networks	$97.3	$84.8	14.7%	$427.4	$366.2	16.7%

Subscribers (1)
HGTV				89.6	88.6	1.1%
Food Network				89.3	87.5	2.1%
Great American Country				41.3	38.3	7.8%

NEWSPAPERS (2, 3)
Operating Revenues
Local	$13.6	$14.0	(3.2)%	$68.9	$68.2	1.1%
Classified	19.2	19.6	(2.0)%	103.1	94.3	9.3%
National	3.1	3.5	(11.5)%	16.2	16.9	(4.4)%
Preprints, online and other	12.6	12.1	4.7%	61.2	55.0	11.3%

Newspaper advertising	48.5	49.2	(1.4)%	249.4	234.4	6.4%
Circulation	9.8	10.9	(9.8)%	53.2	54.6	(2.6)%
Other	1.3	1.3	2.1%	7.3	6.9	5.4%

Newspapers managed solely by us	$59.6	$61.3	(2.8)%	$309.8	$295.9	4.7%

Ad inches (excluding JOAs) (in thousands)
Local	448	489	(8.5)%	2,286	2,345	(2.5)%
Classified	822	788	4.3%	4,117	3,737	10.2%
National	90	98	(7.9)%	429	470	(8.8)%

Full run ROP	1,360	1,376	(1.1)%	6,832	6,551	4.3%

BROADCAST TELEVISION
Operating Revenues
Local	$20.4	$18.6	9.8%	$91.2	$80.2	13.8%
National	9.9	9.3	6.9%	45.3	41.0	10.5%
Political	0.7	0.1		3.0	0.2
Other	0.7	0.9	(29.9)%	4.2	5.8	(27.4)%

Broadcast Television	$31.7	$28.9	9.5%	$143.7	$127.2	13.0%

(1)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.

(2)	On February 1, 2006, we contributed the Boulder Daily Camera, the Colorado Daily and the twice-weekly Broomfield Enterprise in exchange for a 50% interest in a partnership we jointly operate with MediaNews Group Inc. To enhance comparability the reported revenues do not include operating revenues of these newspapers prior to the formation of the partnership. Our 50% share of the operating profit (loss) of the partnership is reported as “Equity in earnings of JOAs and other joint ventures” in our financial statements.

(3)	May 2006 had 4 Sundays, versus 5 Sundays in 2005.

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: April and May	The E.W. Scripps Company
Report date: June 14, 2006	513-977-3826

REVENUE AND STATISTICAL SUMMARY FOR SELECTED OPERATING SEGMENTS

	April and May
(amounts in millions, unless otherwise noted)	2006	2005	%
SCRIPPS NETWORKS
Operating Revenues
Advertising	$155.4	$135.9	14.3%
Affiliate fees, net	32.5	26.2	24.1%
Other	2.0	1.4	36.3%

Scripps Networks	$189.8	$163.5	16.1%

Subscribers (1)
HGTV	89.6	88.6	1.1%
Food Network	89.3	87.5	2.1%
Great American Country	41.3	38.3	7.8%

NEWSPAPERS (2)
Operating Revenues
Local	$28.0	$27.6	1.4%
Classified	41.5	38.7	7.3%
National	6.5	6.7	(3.3)%
Preprints, online and other	25.7	22.7	13.3%

Newspaper advertising	101.7	95.7	6.3%
Circulation	20.8	21.5	(2.8)%
Other	3.1	2.9	6.4%

Newspapers	$125.6	$120.0	4.7%

Ad inches (excluding JOAs) (in thousands)
Local	916	956	(4.1)%
Classified	1,710	1,560	9.6%
National	171	190	(10.0)%

Full run ROP	2,797	2,707	3.4%

BROADCAST TELEVISION
Operating Revenues
Local	$37.8	$35.2	7.3%
National	18.7	17.5	6.7%
Political	2.0	0.2
Other	1.5	2.0	(26.4)%

Broadcast Television	$60.0	$54.9	9.2%

(1)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.
(2)	On February 1, 2006, we contributed the Boulder Daily Camera, the Colorado Daily and the twice-weekly Broomfield Enterprise in exchange for a 50% interest in a partnership we jointly operate with MediaNews Group Inc. To enhance comparability the reported revenues do not include operating revenues of these newspapers prior to the formation of the partnership. Our 50% share of the operating profit (loss) of the partnership is reported as “Equity in earnings of JOAs and other joint ventures” in our financial statements.